Exhibit 10.2

BEASLEY BROADCAST GROUP, INC.
2025 EQUITY INCENTIVE AWARD PLAN

RESTRICTED STOCK Unit Grant Notice

Capitalized terms not specifically defined in this Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2025 Equity Incentive Award Plan (as amended from time to time, the “Plan”) of Beasley Broadcast Group, Inc. (the “Company”).

The Company has granted to the participant listed below (“Participant”) the Restricted Stock Units described in this Grant Notice (the “RSUs”), subject to the terms and conditions of the Plan and the Restricted Stock Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:
Grant Date:
Total Number of RSUs:
Vesting Schedule:

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Agreement.

BEASLEY BROADCAST GROUP, INC.		PARTICIPANT
By:	_____________________________	______________________________
Name:	_____________________________
Title:	_____________________________

Exhibit A

RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

1.
general

1.1.
Award of RSUs. The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one share of Stock or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any shares of Stock or payment of any cash until the time (if ever) the RSUs have vested.
1.2.
Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3.
Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
2.
VESTING; forfeiture AND SETTLEMENT

2.1.
Vesting. The RSUs will vest in accordance with the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated.
2.2.
[Acceleration of RSUs Upon Death or Disability. If Participant ceases to be an Eligible Individual as a result of Participant’s termination of service with the Company or a Subsidiary due to Participant’s death or Disability, then, effective as of immediately prior to the date Participant ceases to be an Eligible Individual, a number of RSUs shall vest in an amount equal to the number of RSUs otherwise scheduled to vest on the first vesting date following the date Participant ceases to be an Eligible Individual multiplied by a fraction, the numerator of which is the number of days in the period beginning on and including the vesting date that immediately preceded the date Participant ceases to be an Eligible Individual (or since the Grant Date if no vesting date occurs prior to the date Participant ceases to be an Eligible Individual) and ending on and including the date Participant ceases to be an Eligible Individual and the denominator of which is 365. Any RSUs which have not vested or do not vest prior to the date Participant ceases to be an Eligible Individual as a result of Participant’s termination of service due to death or Disability, after giving effect to the vesting acceleration provided in this Section 2.2, shall be forfeited and Participant’s rights in any such RSUs shall lapse and expire.]
2.3.
Change in Control. Notwithstanding any contrary terms of the Plan, in the event of a Change in Control, the Committee may, in its discretion and upon such terms and conditions as it deems appropriate, provide that the RSUs shall vest in full in connection with such Change in Control; provided, that no such vesting acceleration shall occur if, in connection with the Change in Control, the RSUs are assumed or substituted by a surviving corporation retaining the services of Participant.
2.4.
Forfeiture. In the event Participant ceases to be an Eligible Individual for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Committee or as provided in a binding written agreement between Participant and the Company.
2.5.
Settlement
2.5.1.
RSUs will be paid in shares of Stock or cash at the Company’s option as soon as administratively practicable after the vesting of the applicable RSU, but in no event more than sixty (60) days after the RSU’s vesting date. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate applicable law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A of the Code.
2.5.2.
If an RSU is paid in cash, the amount of cash paid with respect to the RSU will equal the Fair Market Value of a share of Stock on the day immediately preceding the payment date.
3.
TAXATION AND TAX WITHHOLDING

3.1.
Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2.
Tax Withholding.
3.2.1.
The Company and its Subsidiaries may withhold or Participant may make payment for any withholding tax arising in connection with the RSUs in one or more of the following forms: (i) in cash, by wire transfer of immediately available funds or by check made payable to the Company or the Subsidiary with respect to which the withholding obligation arises, (ii) by deduction of such amounts from any payment of any kind otherwise due to Participant or (iii) unless otherwise determined by the Committee, by requesting the Company retain vested shares of Stock otherwise issuable with respect to the RSUs having a Fair Market Value not exceeding the amount of such tax withholding obligations based on the minimum statutory withholding rate; provided, that, if such amounts are due during a period in which Participant is prohibited from trading shares of Stock under any Company policy, the Exchange Act or other applicable law, then, unless otherwise determined by the Committee, Participant’s tax withholding obligation shall automatically be satisfied in accordance with clause (iii) of this Section. Notwithstanding the foregoing, the Company has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment of any withholding tax arising in connection with the RSUs as Participant’s election to satisfy all or any portion of the withholding tax in accordance with clause (iii) of this Section.
3.2.2.
Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of shares of Stock. The Company and the Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.
4.
other provisions

4.1.
Adjustments. Participant acknowledges that the RSUs and shares of Stock subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2.
Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.3.
Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4.
Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all applicable laws, rules and regulations, including the applicable rules of any stock exchange on which the Stock is listed, and, to the extent applicable laws, rules and regulations permit, will be deemed amended as necessary to conform to applicable laws, rules and regulations.
4.5.
Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.6.
Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent applicable laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.7.
Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
4.8.
Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.9.
Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the shares of Stock as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.
4.10.
Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.11.
Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which will be deemed an original and all of which together will constitute one instrument.

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